Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Employee Stock Purchase Plan of SBA Communications Corporation and Subsidiaries and to the incorporation by reference therein of our reports dated March 1, 2018, with respect to the consolidated financial statements and schedule of SBA Communications Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of SBA Communications Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida

May 21, 2018